Exhibit 23.2
PricewaterhouseCoopers LLP
Hay’s Galleria
1 Hay’s Lane
London SE1 2RD
Telephone +44 (0) 20 7583 5000
Facsimile +44 (0) 20 7804 1001
pwc.com/uk
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2010, for Barclays PLC relating to the financial statements and effectiveness of internal control over financial reporting, and Barclays Bank PLC relating to the financial statements, which appear in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended December 31, 2009.

/s/ Pricewaterhouse Coopers LLP PricewaterhouseCoopers LLP
London, England
May 25, 2010